Church & Dwight Co., Inc.

News Release

Contact:
Rick Dierker
Chief Financial Officer
609-806-1200

CHURCH & DWIGHT REPORTS Q2 2023 RESULTS

Q2 NET SALES, GROSS MARGIN, EPS & CASHFLOW EXCEED OUTLOOK

RAISES FULL YEAR SALES, GROSS MARGIN, EPS & CASHFLOW OUTLOOK

2023 Second Quarter Results	2023 Full Year Outlook
• Net Sales +9.7%: Domestic +12.3%, Int’l +4.9%, SPD -6.5% • Organic sales¹ +5.4%: Domestic +6.3%, Int’l +6.1%, SPD -6.5% • Gross Margin +270 bps • Reported EPS $0.89, Adjusted EPS $0.92, +21.1% ¹

• Net Sales raised to ~+8%; Organic Sales raised to ~+5%¹

• Gross Margin expansion raised to ~+200 bps

• Reported EPS raised to +80%, Adjusted EPS raised to $3.15, +6%¹

• Cash from operations raised to ~$1.0 billion

EWING, NJ, July 28, 2023 – Church & Dwight Co., Inc. (NYSE: CHD) today announced the Company exceeded its outlook with stronger than expected sales growth and gross margin expansion. In the second quarter net sales grew 9.7% to $1,454.2 million and gross margin expanded by 270 basis points. The Company continues to experience strong consumer demand across its portfolio. Organic sales grew 5.4% driven by positive product mix and pricing of 5.8% while volume was down slightly but exceeded expectations.

Matthew Farrell, Chief Executive Officer, commented, “Our Q2 results reflect the strength of our brands and our continued focus on execution. Consumer demand for our products and improved case fill is resulting in strong revenue growth. Our domestic brands grew consumption in 11 of 17 categories in which we compete. The trade down to value laundry detergent continued as ARM & HAMMER™ liquid detergent experienced strong consumption growth and share gains in Q2. Global online sales continued to grow and as a percentage of total consumer sales were 18% in Q2.

“Our recent acquisitions, THERABREATH™ mouthwash and the HERO™ brand, the maker of MIGHTY PATCH™ acne care products, both experienced high consumption growth and grew market share. Quarterly consumption for THERABREATH doubled and HERO consumption increased 65% compared to the prior year quarter. Both businesses are rapidly gaining new distribution at retail, with THERABREATH more than doubling and the HERO brand tripling distribution since we acquired these businesses.

“Organic revenue growth for the International Division was strong, driven by growth in all of our country subsidiaries and our Global Markets Group. The International Division is once again proving to be a growth engine for the Company after a challenging year in 2022.

“We were especially pleased as gross margin in the quarter expanded with productivity, pricing, and strong contributions from higher margin acquisitions offsetting inflation.

“Second quarter 2023 Reported EPS was $0.89; an increase of 17.1% compared to 2022 Reported EPS. Second quarter Adjusted EPS was $0.92; an increase of 21.1% versus prior year. Second quarter Adjusted EPS exceeded the Company’s outlook of $0.78 driven by higher sales, higher than expected gross margin and a lower tax rate.

Finally, strong sales and gross profit growth, margin expansion and working capital management were all key drivers of our strong cash flow generation in the second quarter."

Second Quarter Review

Consumer Domestic net sales were $1,128.2 million, a $123.5 million or 12.3% increase versus prior year driven by both household andpersonal care sales growth. Organic sales increased 6.3% due to price and product mix (+6.5%), slightly offset by volume (-0.2%). Growth was led by THERABREATH mouthwash, ARM & HAMMER™ Cat Litter, ARM & HAMMER™ Liquid Detergent, and ARM & HAMMER™ unit dose laundry detergent, partially offset by declines in FLAWLESS™, WATERPIK™and FIRST RESPONSE™. ARM & HAMMER liquid detergent, ARM & HAMMER Unit Dose and ARM & HAMMER scent boosters all grew dollars and volume once again in Q2. ARM & HAMMER litter consumption grew double digits and outpaced the category.

Consumer International net sales were $241.9 million, an $11.4 million or 4.9% increase versus prior year. Foreign currency exchange rates negatively impacted sales by (-1.2%). Organic sales increased 6.1% due to a combination of higher price and product mix (+5.5%) and higher volume (+0.6%). Q2 organic sales were primarily driven by BATISTE™, STERIMAR™, OXICLEAN™ and WATERPIK™.

Specialty Products net sales were $84.1 million, a $5.8 million or 6.5% decrease versus prior year. Organic sales decreased 6.5% due to lower volume (-4.2%) and lower pricing/mix (-2.3%) driven by the dairy business as low-priced imports returned to the US market.

Gross margin increased 270 basis points to 43.9% due to improved pricing, productivity, and the impact of the HERO acquisition, net of the impact of higher manufacturing costs.

Marketing expense was $132.2 million, which was $29.3 million higher than prior year. Marketing expense as a percentage of net sales increased 130 basis points to 9.1%.

Selling, general, and administrative expense (SG&A)was $213.1 million, including charges related to restricted stock that was issued for the HERO acquisition of $7.3 million. Adjusted SG&A was $205.81million or 14.2% of net sales, a 60 basis points increase, primarily due to higher incentive compensation which reflects improved business performance.

Income from Operations was $293.6 million. Adjusted Income from Operations was $300.91million or 20.6% of net sales, up 80 basis points vs prior year.

Other Expense of $24.2 million increased $9.1 million primarily due to higher interest expense resulting from higher average interest rates on outstanding debt.

The effective tax rate decreased to 17.9% compared to 24.1% in 2022. The decrease is driven by a higher tax benefit from stock option exercises.

Operating Cash Flow

For the first six months of 2023, cash from operating activities was $509.2 million, an increase of $198.8 million due to higher cash earnings including the positive impact from recent acquisitions, and improvements in working capital We now expect full year cash flow from operations to be approximately $1.0 billion (previously $950 million). Capital expenditures for the first six months were $63.2 million, a $24.4 million increase from the prior year as capacity expansion projects proceed as planned.

On June 30, 2023, cash on hand was $396.9 million, while total debt was $2.4 billion.

2023 New Products

Mr. Farrell commented, “Product innovation continues to be a big driver of our success and we are excited about our new product launches in 2023. We continue to differentiate our brands to consumers via innovative products, packaging, and forms.

“ARM & HAMMER Litter has launched ARM & HAMMER Hardball™, a transformational plant-based substrate that is lightweight and creates virtually indestructible clumps for no-mess scooping. Over time we expect this new litter will enable the Company to capture a greater share of the lightweight litter category.

“TROJAN™ is building on the success of the Raw™ franchise by offering the new TROJAN Raw Non-Latex condom which is America’s Thinnest Condom. The Raw innovation platform has been a driving force to improving TROJAN market share.

“The THERABREATH brand, the fastest-growing brand in the mouthwash category, is expanding into the kids segment with the launch of three new fluoride mouthwashes. These products are dentist-formulated, free of dyes, and have certified organic flavor.

“NAIR™ has launched Prep & Smooth, a one-step solution that preps the face for makeup application in a No-Touch, No-Mess format.

“HERO continues to innovate in the acne treatment category. Building on the success of its MIGHTY PATCH products, HERO is launching MICROPOINT FOR BLEMISHES™ XL patches. The HERO Rescue skin care line will also be expanding with the launch of Rescue Retinol Nighttime Renewing Cream. These new products help to provide gentle and effective solutions for issue-prone skin.

“BATISTE, a leader in the dry shampoo category, has launched Overnight and Texturizing dry shampoos. Both products are designed to tap into new usage occasions.”

Outlook for 2023

Mr. Farrell stated, “We have driven strong sales growth and gross margin expansion through the first six months of the year, and we expect to continue this trend in the second half. Accordingly, the Company is raising the full year outlook for Sales, Gross Margin, EPS, and Cash Flow, while funding significant incremental investments in marketing and SG&A. This outlook reflects strong operating fundamentals as full year adjusted operating profit is expected to increase approximately 8% (previously 6-8%). We now expect Reported EPS to be $3.03 and Adjusted EPS to be $3.15 or a 6% increase (previously 2-4%).

“We now expect full year 2023 reported sales growth to be approximately 8% (previously 6-7%) and organic sales growth to be approximately 5% (previously 3-4%). We expect 2nd half reported sales growth of approximately 6%. We now expect volume to be positive in both the second half and full year. Our brand investments, new product innovation, and successful execution are all reasons that we expect up to 50% of organic growth to be volume driven in the second half. This is impactful as 100% of organic growth has been largely price driven over the last 24 months.”

Mr. Farrell continued, “We now expect full year gross margin to expand approximately 200 basis points (previously 120 bps). Compared to our previous outlook, we see commodity cost favorability, higher productivity, and faster growth from our higher margin recent acquisitions. Full year gross margin is also benefitting from pricing, pack size changes and laundry concentration. This is an encouraging trend as we are moving closer to restoring gross margins to pre-COVID levels. We now expect a double-digit percentage increase in gross profit in full year 2023.

“We are raising our full year EPS outlook, inclusive of significant incremental investments in marketing and SG&A. We intend to increase marketing as a percentage of net sales to 11.0% (previous outlook 10.5%; 2022 was 10%) This represents an incremental $30 million expense compared to our previous outlook. In addition, SG&A is also increasing by an incremental $30 million compared to our previous forecast due to higher full year incentive compensation and investments we are making for the long term. As in past years, when we have strong business performance, we invest for the future. In the back half of the year our investments will focus in two areas. First is growth, with higher marketing investment, R&D investment around new products and accelerating product registrations in International markets. Second would be driving efficiency, including investments in automation and technology. Consequently, we expect second half EPS growth to be flat, resulting in a full year outlook of 6% Adjusted EPS growth.

“Other expense for 2023 is now expected to be approximately $100 million (previous outlook $110 million) and we now expect our tax rate to approximate 22% (previously 23%).

“Cash flow from operations is now expected to be approximately $1.0 billion (previously $950 million), an increase of 13% compared to 2022. We continue to expect 2023 capital expenditures of approximately $250 million as we make capacity investments for the future. We expect annual Capex spending to return to historical levels (approximately 2% of sales) in 2025. We continue to pursue accretive acquisitions that meet our strict criteria, with an emphasis on fast-moving consumable products, similar to our last 3 acquisitions (ZICAM, THERABREATH, and HERO).

“For Q3, we expect reported sales growth of approximately 8%, organic sales growth of approximately 4% and gross margin expansion driving double digit gross profit growth, which reflects a continuation of the strong performance we have seen through the first six months of the year. We expect a significant increase in marketing spending and higher SG&A from higher incentive compensation and investments for the future, as well as a higher tax rate. As a result, we expect Reported EPS of $0.63 and Adjusted EPS of $0.66 per share, a 13% decrease from last year’s Adjusted Q3 EPS as investment spending is weighted more to Q3.”

Church & Dwight Co., Inc. (NYSE: CHD) will host a conference call to discuss second quarter 2023 results.

When: July 28, 2023, at 10:00 a.m. (ET).

Conference ID: 24615951

Live Call:1-888-396-8049 (US Toll-Free) or 1-416-764-8646 (International)

Replay: 1-877-674-7070 (US Toll-Free) or 1-416-764-8692 (International); passcode: 615951

Webcast: investor.churchdwight.com/investors/news-events

¹ Organic Sales, Adjusted SG&A, Adjusted Income from Operations and Adjusted EPS are non-GAAP measures. See Non-GAAP reconciliations included at the end of this release.

Church & Dwight Co., Inc. (NYSE: CHD) founded in 1846, is the leading U.S. producer of sodium bicarbonate, popularly known as baking soda. The Company manufactures and markets a wide range of personal care, household, and specialty products under recognized brand names such as ARM & HAMMER®, TROJAN®, OXICLEAN®, SPINBRUSH®, FIRST RESPONSE®, NAIR®, ORAJEL®, XTRA®, L’IL CRITTERS® and VITAFUSION®, BATISTE®, WATERPIK®, ZICAM®, THERABREATH® and HERO®. These fourteen key brands represent approximately 85% of the Company’s products sales. For more information, visit the Company’s website.

Church & Dwight has a strong heritage of commitment to people and the planet. In the early 1900’s, we began using recycled paperboard for all packaging of household products. Today, virtually all our paperboard packaging is from certified, sustainable sources. In 1970, the ARM & HAMMER brand introduced the first nationally distributed,

phosphate-free detergent. That same year, Church & Dwight was honored to be the sole corporate sponsor of the first annual Earth Day. In 2022 our continued progress earned public recognition, including the Newsweek Magazine’s Americas Most Responsible Companies list, the EPA’s Green Power Partnership-Top 100 list, the 2022/2023 Forbes Magazine: Americas Best Midsize Employer Award and the FTSE4Good Index Series, amongst others.

For more information, see the Church & Dwight 2022 Sustainability Report at:

https://churchdwight.com/responsibility/

This press release contains forward-looking statements, including, among others, statements relating to net sales and earnings growth; gross margin changes; trade, marketing, and SG&A spending; recessionary conditions; interest rates; inflation; sufficiency of cash flows from operations; earnings per share; cost savings programs; consumer demand and spending; the effects of competition; the effect of product mix; volume growth, including the effects of new product launches into new and existing categories; the impact of acquisitions (including earn-outs); and capital expenditures. Other forward-looking statements in this release may be identified by the use of such terms as “may,” “could,” “expect,” “intend,” “believe,” “plan,” “estimate,” “forecast,” “project,” “anticipate,” “to be,” “to make” or other comparable terms. These statements represent the intentions, plans, expectations and beliefs of the Company, and are based on assumptions that the Company believes are reasonable but may prove to be incorrect. In addition, these statements are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements. Factors that could cause such differences include a decline in market growth, retailer distribution and consumer demand (as a result of, among other things, political, economic and marketplace conditions and events), including those relating to the outbreak of contagious diseases; other impacts of the COVID-19 pandemic and its impact on the Company’s operations, customers, suppliers, employees, and other constituents, and market volatility and impact on the economy (including contributions to recessionary conditions), resulting from global, nationwide or local or regional outbreaks or increases in infections, new variants, and the risk that the Company will not be able to successfully execute its response plans with respect to the pandemic or localized outbreaks and the corresponding uncertainty; the impact of regulatory changes or policies associated with the COVID-19 pandemic, including continuing or renewed shutdowns of retail and other businesses in various jurisdictions; the impact of new legislation such as the U.S. CARES Act, the EU Medical Device Regulation, new cosmetic and device regulations in Mexico, and the U.S. Modernization of Cosmetic Regulation Act; the impact on the global economy of the Russia/Ukraine war, including the impact of export controls and other economic sanctions; potential recessionary conditions or economic uncertainty; the impact of continued shifts in consumer behavior, including accelerating shifts to on-line shopping; unanticipated increases in raw material and energy prices, including as a result of the Russia/Ukraine war or other inflationary pressures; delays and increased costs in manufacturing and distribution; increases in transportation costs; labor shortages; the impact of price increases for our products; the impact of inflationary conditions; the impact of supply chain and labor disruptions; the impact of severe or inclement weather on raw material and transportation costs; adverse developments affecting the financial condition of major customers and suppliers; competition; changes in marketing and promotional spending; growth or declines in various product categories and the impact of customer actions in response to changes in consumer demand and the economy, including increasing shelf space or on-line share of private label and retailer-branded products or other changes in the retail environment; consumer and competitor reaction to, and customer acceptance of, new product introductions and features; the Company’s ability to maintain product quality and characteristics at a level acceptable to our customers and consumers; disruptions in the banking system and financial markets; the Company’s borrowing capacity and ability to finance its operations and potential acquisitions; higher interest rates; foreign currency exchange rate fluctuations; implications of the United Kingdom’s withdrawal from the European Union; transition to, and shifting economic policies in the United States; potential changes in export/import and trade laws, regulations and policies of the United States and other countries, including any increased trade restrictions or tariffs; increased or changing regulation regarding the Company’s products and its suppliers in the United States and other countries where it or its suppliers operate; market volatility; issues relating to the Company’s information technology and controls; the impact of natural disasters, including those related to climate change, on the Company and its customers and suppliers, including third party information technology service providers; integrations of acquisitions or divestiture of assets; the outcome of contingencies, including litigation, pending regulatory proceedings and environmental matters; and changes in the regulatory environment in the countries where we do business.

For a description of additional factors that could cause actual results to differ materially from the forward-looking statements, please see Item 1A, “Risk Factors” in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the U.S. federal securities laws. You are advised, however, to consult any further disclosures the Company makes on related subjects in its filings with the United States Securities and Exchange Commission.

This press release also contains non-GAAP financial information. Management uses this information in its internal analysis of results and believes that this information may be informative to investors in gauging the quality of the Company’s financial performance, identifying trends in its results and providing meaningful period-to-period comparisons. The Company has included reconciliations of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with GAAP. See the end of this press release for these reconciliations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should be read in connection with the Company’s financial statements presented in accordance with GAAP.

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Six Months Ended
(In millions, except per share data)	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Net Sales	$1,454.2	$1,325.1	$2,884.0	$2,622.3
Cost of sales	815.3	779.8	1,623.1	1,524.5
Gross Profit	638.9	545.3	1,260.9	1,097.8
Marketing expenses	132.2	102.9	254.5	204.8
Selling, general and administrative expenses	213.1	180.8	420.9	350.7
Income from Operations	293.6	261.6	585.5	542.3
Equity in earnings of affiliates	2.0	3.9	6.4	6.3
Other income (expense), net	(26.2)	(19.0)	(53.7)	(35.9)
Income before Income Taxes	269.4	246.5	538.2	512.7
Income taxes	48.2	59.4	113.8	121.2
Net Income	$221.2	$187.1	$424.4	$391.5
Net Income per share - Basic	$0.90	$0.77	$1.74	$1.61
Net Income per share - Diluted	$0.89	$0.76	$1.72	$1.59
Dividends per share	$0.27	$0.26	$0.54	$0.53
Weighted average shares outstanding - Basic	245.0	242.6	244.4	242.6
Weighted average shares outstanding - Diluted	247.9	246.4	247.4	246.5

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in millions)	June 30, 2023	December 31, 2022
Assets
Current Assets
Cash and Cash Equivalents	$396.9	$270.3
Accounts Receivable	460.9	422.0
Inventories	675.4	646.6
Other Current Assets	43.2	57.0
Total Current Assets	1,576.4	1,395.9
Property, Plant and Equipment (Net)	802.4	761.1
Equity Investment in Affiliates	14.7	12.7
Trade Names and Other Intangibles	3,369.8	3,431.6
Goodwill	2,430.3	2,426.8
Other Long-Term Assets	317.4	317.5
Total Assets	$8,511.0	$8,345.6
Liabilities and Stockholders’ Equity
Short-Term Debt	$4.0	$74.0
Other Current Liabilities	1,117.8	1,109.8
Total Current Liabilities	1,121.8	1,183.8
Long-Term Debt	2,400.9	2,599.5
Other Long-Term Liabilities	1,077.3	1,072.4
Stockholders’ Equity	3,911.0	3,489.9
Total Liabilities and Stockholders’ Equity	$8,511.0	$8,345.6

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flow (Unaudited)

	Six Months Ended
(Dollars in millions)	June 30, 2023	June 30, 2022

Net Income	$424.4	$391.5

Depreciation and amortization	110.7	107.3
Deferred income taxes	(1.9)	2.4
Non-cash compensation	39.5	17.9
Other	(1.8)	(6.4)
Subtotal	570.9	512.7

Changes in assets and liabilities:
Accounts receivable	(32.4)	(7.5)
Inventories	(24.3)	(133.0)
Other current assets	8.8	10.0
Accounts payable, accrued and other liabilities	(17.1)	(62.1)
Income taxes payable	6.6	2.0
Other	(3.3)	(11.7)
Net cash from operating activities	509.2	310.4

Capital expenditures	(63.2)	(38.8)
Other	(6.0)	(1.0)
Net cash (used in) investing activities	(69.2)	(39.8)

Net change in long-term debt	(200.0)	499.8
Net change in short-term debt	(70.6)	(249.5)
Payment of cash dividends	(133.0)	(127.4)
Proceeds from stock option exercises	88.3	16.9
Deferred financing and other	(0.1)	(7.6)
Net cash (used in) financing activities	(315.4)	132.2

F/X impact on cash	2.0	(3.7)

Net change in cash and cash equivalents	$126.6	$399.1

2023 and 2022 Product Line Net Sales

	Three Months Ended		Percent
	6/30/2023	6/30/2022	Change
Household Products	$619.2	$572.8	8.1%
Personal Care Products	509.0	431.9	17.9%
Consumer Domestic	$1,128.2	$1,004.7	12.3%
Consumer International	241.9	230.5	4.9%
Total Consumer Net Sales	$1,370.1	$1,235.2	10.9%
Specialty Products Division	84.1	89.9	-6.5%
Total Net Sales	$1,454.2	$1,325.1	9.7%

	Six Months Ended		Percent
	6/30/2023	6/30/2022	Change
Household Products	$1,220.8	$1,093.3	11.7%
Personal Care Products	1,024.3	906.5	13.0%
Consumer Domestic	$2,245.1	$1,999.8	12.3%
Consumer International	472.5	445.1	6.2%
Total Consumer Net Sales	$2,717.6	$2,444.9	11.2%
Specialty Products Division	166.4	177.4	-6.2%
Total Net Sales	$2,884.0	$2,622.3	10.0%

Non-GAAP Measures:

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of these non-GAAP measures to the most directly comparable GAAP measures. These non-GAAP financial measures should not be considered in isolation from or as a substitute for the comparable GAAP measures. The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Organic Sales Growth:

This press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures and foreign exchange rate changes. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods, excluding the impact of acquisitions, divestitures, and foreign exchange rate changes that are out of the control of, and do not reflect the performance of the Company and management.

Adjusted Selling, General, and Administrative Expense (SG&A):

This press release also presents adjusted SG&A, namely, SG&A calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year SG&A expense.

Adjusted Income from Operations:

This press release also presents adjusted income from operations, namely income from operations calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance. We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year income from operations.

Adjusted EPS:

This press release also presents adjusted earnings per share, namely, EPS calculated in accordance with GAAP, as adjusted to exclude significant one-time items that are not indicative of the Company’s period-to-period performance.

We believe that this metric provides investors a useful perspective of underlying business trends and results and provides useful supplemental information regarding our year over year EPS growth.

CHURCH & DWIGHT CO., INC.

Organic Sales

	Three Months Ended 6/30/2023

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	9.7%	10.9%	12.3%	4.9%	-6.5%
Less:
Acquisitions	4.5%	4.8%	6.0%	0.0%	0.0%
Add:
FX / Other	0.2%	0.2%	0.0%	1.2%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	5.4%	6.3%	6.3%	6.1%	-6.5%

	Six Months Ended 6/30/2023

	Total	Worldwide	Consumer	Consumer	Specialty
	Company	Consumer	Domestic	International	Products
Reported Sales Growth	10.0%	11.2%	12.3%	6.2%	-6.2%
Less:
Acquisitions	4.8%	5.3%	6.4%	0.0%	0.0%
Add:
FX / Other	0.4%	0.5%	0.0%	2.7%	0.0%
Divestitures	0.0%	0.0%	0.0%	0.0%	0.0%

Organic Sales Growth	5.6%	6.4%	5.9%	8.9%	-6.2%

CHURCH & DWIGHT CO., INC.

Reconciliation of GAAP Measures to Non-GAAP Measures (Unaudited)

(Dollars in millions, except per share data)
	For the quarter ended June 30, 2023		For the quarter ended June 30, 2022		Change
		% of NS		% of NS
Adjusted SG&A Reconciliation
SG&A - Reported	$213.1	14.6%	$180.8	13.6%	100	bps
Hero Restricted Stock	(7.3)	-0.4%	0.0	0.0%	-40	bps
SG&A - Adjusted (non-GAAP)	$205.8	14.2%	$180.8	13.6%	60	bps

	For the quarter ended June 30, 2023		For the quarter ended June 30, 2022		Change
Adjusted Income From Operations		% of NS		% of NS
Income From Operations - Reported	$293.6	20.2%	$261.6	19.8%	40	bps
Hero Restricted Stock	7.3	0.4%	0.0	0.0%	40	bps
Income From Operations - Adjusted (non-GAAP)	$300.9	20.6%	$261.6	19.8%	80	bps

	For the quarter ended June 30, 2023		For the quarter ended June 30, 2022		Change
Adjusted Diluted Earnings Per Share Reconciliation
Diluted Earnings Per Share - Reported	$0.89		$0.76		17.1%
Hero Restricted Stock	0.03		0.00
Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.92		$0.76		21.1%

Reported and Organic Forecasted Sales Reconciliation

	For the Quarter	For the Year
	Ended	Ended
	September 30, 2023	December 31, 2023
Reported Sales Growth	8.0%	8.0%
Less: Acquisition	-3.8%	-3.3%
Add: FX / Other	-0.2%	0.3%

Organic Sales Growth	4.0%	5.0%

	For the quarter ended September 30, 2023	For the quarter ended September 30, 2022	Change
Adjusted Diluted Earnings Per Share Reconciliation (Forecasted)
Diluted Earnings Per Share - Reported	$0.63	$0.76	-17.1%
Hero Restricted Stock	0.03	0.00

Diluted Earnings Per Share - Adjusted (non-GAAP)	$0.66	$0.76	-13.2%

	For the year ended December 31, 2023	For the year ended December 31, 2022	Change
Adjusted Diluted Earnings Per Share Reconciliation (Forecasted)
Diluted Earnings Per Share - Reported	$3.03	$1.68	80.4%
Hero Restricted Stock	0.12	0.03
Flawless Impairment	0.00	1.26

Diluted Earnings Per Share - Adjusted (non-GAAP)	$3.15	$2.97	6.1%